Exhibit 99.1

News Release
CONTACT: Chris Curran (314) 588-2765

FOR IMMEDIATE RELEASE

March 30, 2015

PEABODY ENERGY ANNOUNCES COMPLETION OF TENDER OFFER FOR 7 3/8% SENIOR NOTES DUE 2016

ST. LOUIS, March 30, 2015 – Peabody Energy (NYSE: BTU) announced today that the previously announced tender offer to purchase for cash any and all of the $650 million aggregate principal amount outstanding of its 7 3/8% Senior Notes due 2016 expired at 11:59 p.m., New York City time, on March 27, 2015.

After the expiration of the early tender period on March 13, 2015, an additional $1,228,000 principal amount of notes were tendered and not validly withdrawn. In total, at the deadline of 11:59 p.m., New York City time, March 27, 2015, $566,879,000 principal amount of all outstanding notes were tendered and not validly withdrawn, representing approximately 87% of all outstanding notes. The Company purchased for cash, on March 16, 2015, $565,651,000 principal amount of notes tendered and not validly withdrawn during the early tender period. The Company expects to make payment on all notes tendered after the expiration of the early tender period today and holders of such notes will receive the tender offer consideration of $1,072.71 per $1,000 principal amount together with accrued and unpaid interest on such notes from the last interest payment date to, but not including, March 30, 2015. The Company will redeem on April 15, 2015 any outstanding notes pursuant to a redemption notice delivered on March 16, 2015.

This press release shall not constitute an offer to purchase or a solicitation of acceptance of the tender offer, which was made only pursuant to the terms and conditions contained in the offer to purchase and in the related letter of transmittal.

BofA Merrill Lynch and Morgan Stanley acted as the dealer managers for the tender offer. Global Bondholder Services Corporation acted as the information agent for the tender offer.

Peabody Energy is the world’s largest private-sector coal company and a global leader in sustainable mining, energy access and clean coal solutions. The company serves metallurgical and thermal coal customers in more than 25 countries on six continents.